Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2022, relating to the financial statements of Enovix Corporation appearing in the Annual Report on Form 10-K of Enovix Corporation for the year ended January 2, 2022.

/s/ Deloitte & Touche LLP
San Francisco, California
August 24, 2022